Exhibit 5.1

NEW YORK LONDON SINGAPORE PHILADELPHIA CHICAGO WASHINGTON, DC SAN FRANCISCO SILICON VALLEY SAN DIEGO BOSTON HOUSTON LOS ANGELES HANOI HO CHI MINH CITY ATLANTA	FIRM and AFFILIATE OFFICES www.duanemorris.com	BALTIMORE WILMINGTON MIAMI BOCA RATON PITTSBURGH NEWARK LAS VEGAS CHERRY HILL LAKE TAHOE MYANMAR OMAN A GCC REPRESENTATIVE OFFICE OF DUANE MORRIS MEXICO CITY ALLIANCE WITH MIRANDA & ESTAVILLO

August 6, 2014

Hill International, Inc.

303 Lippincott Drive

Marlton, NJ 08053

Re:                             Hill International, Inc. — Public Offering of up to 9,775,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Hill International, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Shelf Registration Statement on Form S-3 (Registration No. 333-175822) (the “Registration Statement”) originally filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), on July 27, 2011 and declared effective by the Commission on August 18, 2011 and the related Prospectus Supplement, filed with the Commission on August 1, 2014 (the “Prospectus Supplement”), for the offering by the Company of 9,775,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), including 1,275,000 Shares that may be purchased if the underwriters’ over-allotment is exercised in full, to be sold by the Company in an underwritten offering pursuant to that certain Underwriting Agreement dated July 31, 2014 by and between the Company and KeyBanc Capital Markets, Inc., as Representative of the several underwriters (the “Agreement”).

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with the opinion set forth in this letter, we have examined the Registration Statement, the Prospectus Supplement, originals or copies certified or otherwise identified to our satisfaction of the Agreement, the Certificate of Incorporation of the Company, as amended to

DUANE MORRIS LLP
30 SOUTH 17TH STREET PHILADELPHIA, PA 19103-4196	PHONE: +1 215 979 1000 FAX: +1 215 979 1020

date, the Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, photostatic or other copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the provisions of the Registration Statement and Prospectus Supplement, will be legally issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Form 8-K to be filed by the Company on or about the date hereof and incorporated by reference into the Registration Statement. In giving such opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ DUANE MORRIS LLP